CERTIFICATE OF INCORPORATION
                                       OF
                             i-playsports.com, inc.     (FILE STAMPED
                                                         April 20,2000)


         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and hereby certify the foregoing:

         FIRST. The name of this corporation is i-playsports.com, inc.
                                                ----------------------

         SECOND. The address of this corporation's registered office in the State of Delaware is 1013 Centre Road, in the city of Wilmington, county of New Castle 19805. The name of the agent at that address is Corporation Service Company.

         THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Delaware. The purposes specified in this article shall be construed both as purposes and powers and shall be in no manner limited or restricted by reference to, or inference from, the terms of this or any other article.

         FOURTH. The total number of shares of stock which this corporation shall have authority to issue is fifty-five million (55,000,000) with a par value of one mil ($.001) per share. Fifty million (50,000,000) of those shares are Common Stock and five million (5,000,000) of those shares are Preferred Stock with a par value of on mil ($.001). Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The stockholders shall not possess cumulative voting rights. The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of Article FOURTH of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (1) The number of shares that constitute such series and the distinctive designation of such series;

         (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

         (3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

         (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such fund;

         (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series;

         (8) Any other relative rights, preferences and limitations of such series.

         SIXTH. Each director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. In the event that the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors of this corporation, then the liability of each director of this corporation shall be eliminated or limited to the fullest and most complete extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

         SEVENTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

         EIGHT. The incorporator of this corporation is Sheri Frouzesh whose mailing address is 1301 Dove Street, Suite 460, Newport Beach, California 92660.

         NINTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as the initial directors of this corporation until the first annual meeting of stockholders of this corporation, or until their respective successor(s) is/are elected and qualified, are:

                  Name                                        Address

                  Rodney Robinson                    12 Underwood Street
         Patchoque, New York 11772


                  Linda Esposito                     12 Underwood Street
         Patchoque, New York 11772

         TENTH. The number of directors constituting the entire Board of Directors of this corporation shall be not less than one (1) nor more than eight
(8) as fixed from time to time by vote of a majority of the entire Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office.

         ELEVENTH. All of the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that Bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than two thirds (2/3) of the outstanding shares of stock entitled to vote upon the election of directors.

         The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed on this 25th day of April, 2000.

Incorporator:
/s/ Sheri Frouzesh
---------------------------
Sheri Frouzesh